SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K


                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (date of earliest event reported) May 17, 1995


                     CINCINNATI MILACRON INC.
         (Exact name of registrant as specified in charter)



       Delaware               1-8475               31-1062125
(State or other          (Commission File        (I.R.S. Employer
jurisdiction of           Number)                 Identification
incorporation)                                    No.)



  4701 Marburg Avenue, Cincinnati, Ohio               45209
(Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code (513) 841-8100



                              NONE
  (Former name or former address, if changed since last report)

Item 5.   Other Events

          On May 17, 1995, Cincinnati Milacron Inc. (the "Company") completed its previously announced sale of $100 million aggregate principal amount of 7-7/8% Notes due 2000 (the "Notes") in a private placement. The Notes were sold at an effective yield of 7.893%. The net proceeds from the sale are being used to repay existing debt, including approximately $81 million incurred under the Company's revolving credit facility to finance the acquisition of a German metalcutting tool company, Krupp Widia GmbH, in February of this year.

          The Notes have not been registered under the Securities
          Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


Item 7.   Exhibits

          1. Press release dated May 10, 1995, relating to the sale of the Notes.

                                SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CINCINNATI MILACRON INC.



Date:  May 25, 1995           By: /s/ Ronald D. Brown
                                        Ronald D. Brown
                                        Vice President - Finance


CINCINNATI
MILACRON                                NEWS RELEASE



For Release    Immediately (May 10, 1995)

News Source    Albert Beaupre
               (513) 841-7241



Cincinnati Milacron Agrees to Sell $100 Million in 7-7/8% Notes
Due 2000



CINCINNATI, OHIO, May 10, 1995...Cincinnati Milacron  Inc. (NYSE:
CMZ) announced today that it has agreed to sell in a private placement $100 million of 7-7/8% Notes due 2000. The Notes are being sold at an effective yield of 7.893%. The transaction is essentially "debt neutral" in that all of the net proceeds from the offering will be used to repay existing debt, including approximately $80 million incurred under the company's revolving credit facility to finance the acquisition of a German metalcutting tool company, Widia, in February of this year.

Cincinnati Milacron, with 1994 sales of $1.2 billion, is a leading manufacturer of plastics machinery, machine tools and industrial consumable products for metalworking.






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